SALE & ASSIGNMENT OF ALL (100.0%) OF THE EQUITY MEMBERSHIP INTERESTS OF MYSTERE POWER GROUP, LLC, A COLORADO LIMITED LIABILITY COMPANY

THIS SALE & ASSIGNMENT OF ALL (100.0%) OF THE EQUITY MEMBERSHIP INTERESTS OF MYSTERE POWER GROUP, LLC, A COLORADO LIMITED LIABILITY COMPANY (herein, this "**Assignment**," and / or this "**Agreement**,"), is made and entered into by and between the **"Assignor,"** namely, the **Mystere Trust**, an irrevocable trust formed under the laws of Nevada, and the **"Assignee,"** namely **Western Sierra Resource Corporation**, a publicly traded Utah corporation. This **Assignment** shall be deemed effective as of September 15, 2020, notwithstanding the actual dates of any signature(s) hereon, as further addressed below.

WHEREAS, the **Assignor** is the current lawful owner of all / 100.0% of the authorized, issued, and outstanding Equity Membership Interests of **MYSTERE POWER GROUP, LLC**, a Colorado Limited Liability Company, hereinafter, the "**LLC**,"; and

WHEREAS, the **Assignor** desires to sell, transfer, and assign to the **Assignee**, all of the **Assignor's** Equity Membership Interests in, of, and to the **LLC**, herein the "**Assigned Interests**," which consist of all (100.0%) of the Equity Membership Interests as now authorized, issued, and outstanding in respect of the **LLC**, while the **Assignee** desires to purchase and acquire said **"Assigned Interests,"** pursuant to the terms and conditions set forth in this **Assignment**.

NOW, THEREFORE, in consideration of USD $10 (Ten United States. Dollars), in hand paid by the **Assignee** to the **Assignor**, together with other good, valuable, and legally sufficient consideration, the receipt and sufficiency of all such other consideration being hereby acknowledged by the **Assignor** as having been received from the **Assignee**, wherefore the **Assignor** and **Assignee** hereby agree to undertake and perform the following acts and deeds:

1. SALE & ASSIGNMENT OF EQUITY MEMBERSHIP INTERESTS

The **Assignor**, namely the **Mystere Trust**, hereby irrevocably and unconditionally sells, assigns, transfers, and conveys to the **Assignee**, namely **Western Sierra Resource Corporation,** all of the **Assignor(s)'** right, title, and interest in and to all (100.0%) of the authorized, issued, and now outstanding Equity Membership Interests of the **LLC**, i.e., the (**Assigned Interests**).

2. CONSIDERATION PROVIDED BY ASSIGNEE TO ASSIGNOR

The **Assignor**, as stated above, hereby sells, assigns, transfers, quit-claims, and conveys all (100.0%) of the **Assigned Interests** to the **Assignee,** in exchange for the receipt of USD $10 (Ten United States Dollars), in hand paid to the **Assignor** in cash as above recited, together with / plus the **Assignee's** promise and agreement to timely fund 1 (one) loan – to be made by and from the **Assignee** to and in favor of the **Assignor** – and to in fact timely fund the cash loan to the **Assignor**, the total aggregate amount of said loan being the sum or amount of USD $3,000,000 (Three Million United States Dollars), under and pursuant to the following terms and conditions:

INITIALS OF SIGNATORIES:

i) The loan to the Assignor, shall be the sum or amount of USD $3,000,000 (Three Million United States Dollars), which is to be immediately advanced by FedWire to the **Assignor**, as funds are derived from, but are limited to, 37.5% (thirty-seven and one half per cent) of all gross proceeds received by or which are able to be directed by, the **Assignee**, pursuant to the **Assignee's** intended and agreed REG A public stock offering, and / or from other sources as may be secured by the Assignee; and

ii) The **Assignor** and **Assignee** agree that all loan terms set forth herein fully comply with the terms of the **Assignee's** Board of Directors' Resolutions approving such loan, and also fully comply with the terms and conditions set forth in the prior Agreement between the **Assignor** and **Assignee** to sell [and purchase] all (100.0%) of the Equity Membership Interests of the **LLC**, which prior agreement was signed and dated August 20, 2020.

3. ASSIGNOR'S REPRESENTATIONS AND WARRANTIES

The **Assignor** hereby represents and warrants to the **Assignee** that: (a) the **Assigned Interests** represent and consist of all (100.0%) of the authorized, issued, and outstanding Equity Membership Interests of, in, and to the **LLC**; and (b) that the **Assignor** is the lawful owner of, and now holds good, unencumbered, free and clear legal title to the **Assigned Interests**, and that said **Assigned Interests** are also free and clear of any and all liens, claims, encumbrances, security interests, and / or options.

4. EFFECTIVE DATE AND COUNTERPARTS

This **Assignment** is deemed to be effective as of, and therefore shall legally be effective, as of and from the date of September 15, 2020, at 1:00 P.M., U.S. Pacific Daylight Time, notwithstanding the actual dates or times of the / any signature(s) hereon, by or of any of the **Assignor**, the **Manager** of the **LLC**., and / or of the **Assignee**. This **Assignment** may be executed in one or more counterparts, each of which and all of which counterparts taken together shall constitute but one and the same legal document. This document may be executed personally or electronically, at the option of the signing person / party, and either form of signature shall constitute a legal, valid, and binding signature, as to, of, on and / or in respect of, both the signing party, and the entity as to which any signature thereof or therefor is placed hereon.

5. LLC'S APPROVAL OF ASSIGNMENT & MUTUTAL WAIVERS

The **LLC**, by virtue of the signature of its Manager, below, hereby approves the subject sale, transfer, and assignment of the **Assigned Interests** from the **Assignor** to the **Assignee**. The **LLC** and the **Assignor** each hereby mutually and reciprocally waive, and release each other from any and all claims of any nature, as each may have or which exists or existed as against the other, if any, either before or as of the effective date hereof, including any such claims which arose by reason of, or due to, any of the prior action(s) of the **LLC** and / or the prior action(s) of the **Assignor**.

INITIALS OF SIGNATORIES:

IN WITNESS WHEREOF, the **Assignor**, the **Assignee**, and the **LLC**, have each approved and executed this **Assignment** as of the Effective Date as hereinabove set forth, and each Signatory acting herein and signing hereon and hereunder, does so pursuant to lawful and appropriate Resolution(s) and / or Authorization(s) of the [as may be appropriate], Trustee(s) of the **Assignor**, the Board of Directors of the **Assignee**, and the Member(s) and Manager(s), of the **LLC**.

SELLER / ASSIGNOR:

MYSTERE TRUST

By: Kenneth C. Pearson, Trustee
Re: Sale Of All (100.0%) Of "MPG" LLC's Equity Membership Interests

MYSTERE POWER GROUP, LLC – "THE LLC"

By: Kenneth C. Pearson, Manager
Re: Sale Of All (100.0%) Of "MPG" LLC's Equity Membership Interests

BUYER / ASSIGNEE:

WESTERN SIERRA RESOURCE CORPORATION

By: Roger A. Johnson, CEO
Re: Purchase Of All (100.0%) Of "MPG" LLC's Equity Membership Interests

INITIALS OF SIGNATORIES: